EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No.333-219884 on Form S-1 of our report dated March 29, 2017 relating to the consolidated financial statements of Fennec Pharmaceuticals Inc. (the “Company”) (the report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Ottawa, Canada

August 31, 2017